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Exhibit 10.60

Plan Document
BIOVAIL AMERICAS CORP.
Executive Deferred Compensation Plan
As Amended and Restated Effective January 1, 2009

            BIOVAIL AMERICAS CORP., a Delaware corporation (the "Company"), has established and maintains the Biovail Americas Corp. Executive Deferred Compensation Plan (the "Plan"), originally effective January 1, 2003, to enable Participants covered under the Plan to enhance their retirement security by permitting them to enter into agreements with the Company to defer compensation and receive benefits at retirement, death, separation from service, and as otherwise provided under the Plan.

        This Plan is amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), incorporate all prior amendments and make certain desired design changes. For the period January 1, 2005 through December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Section 409A of the Code.

ARTICLE 1 — Definitions

1.1
Annual Deferral:  shall mean the amount of Compensation, which the Participant elects to defer under the Deferral Commitment pursuant to Article 3 of the Plan.

1.2
Beneficiary:  shall mean the person or persons or entity designated as such in accordance with Article 10 of the Plan.

1.3
Board:  shall mean the Board of Directors of Biovail Americas Corp.

1.4
Code:  shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

1.5
Company:  shall mean Biovail Americas Corp., its subsidiaries and divisions, and any successor(s) in interest.

1.6
Compensation:  shall mean a Participant's salary and bonuses, before reductions for deferral.

1.7
Deferral Account:  shall mean the account or accounts established in the books of the Company in accordance with Section 4.1 to track all amounts deferred by a Participant under the Plan and any earnings (or losses) attributable thereto. Grandfathered Amounts and any earnings (or losses) attributable thereto and non-Grandfathered Amounts and any earnings (or losses) attributable thereto will be accounted for separately.

1.8
Deferral Commitment:  shall mean an election made by a Participant to defer Compensation pursuant to Articles 2 and 3 of the Plan for which a Deferral Election Form has been submitted by the Participant.

1.9
Deferral Contribution Period:  shall mean the period of one (1) Plan Year, or such other period as the Deferred Compensation Committee may permit in its discretion, over which the Participant has elected to defer Compensation pursuant to Article 3 of the Plan.

1.10
Deferral Election Form:  shall mean a written or electronic agreement between the Company and the Participant, entered into pursuant to Section 2.1 of the Plan, by which the Participant elects to participate in the Plan and make a Deferral Commitment.

1.11
Deferred Compensation Committee:  shall mean the committee appointed by the Board to administer the Plan pursuant to Article 9 of the Plan.

1.12
Early Retirement:  shall mean a Participant's Separation from Service with the Company for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's death, on or after the Participant's attainment of age fifty (55) and completion of a minimum of fifteen (15) years of continuous service, or such other date as the Deferred Compensation Committee may determine in its discretion.

1.13
Eligible Employee:  shall mean (i) an officer or members of the senior management of Biovail Americas Corp. whose annual base salary is one hundred twenty-five thousand ($125,000) or more, and (ii) any officer or senior member of management of a Participating Company who is specifically designated in writing by such Participating Company as eligible to participate in the Plan.

1.14
Employer:  shall mean the Company or any of its subsidiaries or divisions.

1.15
ERISA:  shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16
Financial Hardship:  shall mean a Participant's unexpected need for cash arising from an unforeseeable emergency (for non-Grandfathered Amounts within the meaning of Section 409A of the Code), as determined by the Deferred Compensation Committee. Cash needs arising from foreseeable events such as, for example, the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

1.17
Funds:  shall mean certain investment alternatives designated by the Deferred Compensation Committee from time to time for determining earnings (and losses) attributable to the Deferral Accounts of Participants.

1.18
Grandfathered Amounts:  shall mean the portion of a Participant's Deferral Account attributable to amounts earned and vested for purposes of Section 409A of the Code as of December 31, 2004 and the earnings thereon (whenever credited).

1.19
Participant:  shall mean an Eligible Employee who is participating in the Plan as provided in Article 2, or a former Eligible Employee for whom a Deferral Account is being maintained under the Plan.

1.20
Participating Company:  shall mean each affiliate (within the meaning of Sections 414(b), (c) and (m) of the Code) of the Company that adopts this Plan by means of a written instrument with the consent of the Company. References herein to the 'Company' will be deemed to include each Participating Company, unless the context indicates otherwise.

1.21
Plan:  shall mean this Executive Deferred Compensation Plan as set forth in this document and as the same may be amended, supplemented and restated from time to time and any successor plan.

1.22
Plan Year:  shall mean the twelve (12)-month period from January 1 through December 31.

1.23
Retirement:  shall mean a Participant's Separation from Service with the Company for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's death, after the Participant attains age sixty-five (65).

1.24
Separation from Service:  shall mean for non-Grandfathered Amounts a Participant's separation from service with the Company within the meaning of Section 409A of the Code for any reason whatsoever, whether voluntary or involuntary. For Grandfathered Amounts it shall mean a termination of employment.

1.25
Valuation Date:  shall mean the last day of each Plan Year calendar quarter, or such other dates as the Deferred Compensation Committee may determine in its discretion, which must be at least annually, for the valuation of a Participant's Deferral Account.

1.26
Vesting Date:  shall mean the date that marks the end of the five (5) year period which begins on the effective date of the first Participation Agreement filed by the Participant under the Plan. For example: if a Participant's first Participation Agreement was effective January 1, 2003; the Vesting Date for this Participant would be January 1, 2008.

ARTICLE 2 — Participation

2.1
Deferral Election Form.  Annually, all Eligible Employees will be offered the opportunity to defer Compensation to be earned in the following Plan Year. Any Eligible Employee may elect to participate in the Plan and to make a Deferral Commitment effective as of the first day of a Plan Year by submitting a Deferral Election Form specifying the amount of the Deferral Commitment and the time and form of payment under the Plan in accordance with Article 6. The Deferral Election Form must be submitted to the Deferred Compensation Committee no later than December 31 of the Plan Year preceding the Plan Year for which Compensation is to be earned. Except as otherwise provided in the Plan, the Participant's Deferral Commitment shall be irrevocable.

  An employee who first becomes an Eligible Employee after the beginning of a Plan Year is eligible to participate in the Plan as of the sixtieth (60th) day following the date he became an Eligible Employee and may elect to participate in the Plan and to make a Deferral Commitment for that Plan Year with respect to Compensation to be earned on and after such date by submitting a Deferral Election Form specifying the time and form of payment under the Plan to the Deferred Compensation Committee within thirty (30) days following the date the employee became an Eligible Employee.

  Participation in the Plan shall be made conditional upon an Eligible Employee's acknowledgement, in writing or by making a deferral election under the Plan, that all decisions and determinations of the Deferred Compensation Committee shall be final and binding on the Participant, his or her Beneficiaries and any other person having or claiming an interest under the Plan.

2.2
Continuation of Participation.  A Participant who has elected to participate in the Plan by making a Deferral Commitment shall continue as a Participant in the Plan for purposes of such Deferral Commitment even though in any Plan Year after such Deferral Commitment such Participant elects not to make a new Deferral Commitment or ceases to be an Eligible Employee. A Participant shall not be eligible to make a new Deferral Commitment unless the Participant is an Eligible Employee with respect to the Plan Year for which the election is made.

ARTICLE 3 — Form of Deferral Commitments

3.1
Deferral Commitment.  Subject to Sections 3.2 and 3.3, a Participant may elect in the Deferral Election Form to defer an amount equal to a specified dollar amount or a percentage of Compensation so long as the amount of Compensation net of the amount deferred does not fall below any applicable thresholds determined by the Deferred Compensation Committee in its sole discretion. Once made, a Participant's Deferral Commitment is irrevocable. The Deferred Compensation Committee, in its sole discretion, will determine rules regarding the deferral of Compensation, as necessary or appropriate.

  A Participant may change his Deferral Commitment annually for any Plan Year by filing a new Deferral Election Form prior to the beginning of such Plan Year.

3.2
Minimum Deferral Commitment.  A Participant may not elect to defer less than three thousand dollars ($3,000) of Compensation in any one Plan Year.

3.3
Maximum Deferral Commitment.  The maximum amount a Participant may defer in any one Plan Year is fifty percent (50%) of salary and one hundred percent (100%) of bonus. The Deferred Compensation Committee, in its sole discretion, may establish alternative maximum Deferral Commitment limits for the purpose of controlling the Company's financial obligations under the Plan or for any other reason deemed necessary.

3.4
Withholding.  The Deferred Compensation Committee, in its sole discretion, will make arrangements for satisfying any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the deferral of Compensation under the Plan.

ARTICLE 4 — Deferral Accounts

4.1
Deferral Accounts.  A Deferral Account shall be established for each Participant. The Deferral Account shall be credited with the applicable portion of a Participant's Annual Deferral as of the approximate date such amounts would otherwise have been paid to the Participant. The portion of a Participant's Deferral Account attributable to Grandfathered Amounts and any earnings (or losses) attributable thereto will be accounted for separately from the portion of a Participant's Deferral Account attributable to non-Grandfathered Amounts and any earnings (or losses) attributable thereto.

4.2
Statements of Account.  The Deferred Compensation Committee shall provide periodically (but no less frequently than annually) to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant.

4.3
Vesting of Deferral Accounts.  A Participant shall be one hundred percent (100%) vested at all times in the amount of Annual Deferrals and any earnings attributable thereto credited to the Participant's Deferral Account. A Participant shall be zero percent (0%) vested in any Company contributions and any earnings attributable thereto credited to the Participant's Deferral Account until the Participant's Vesting Date. If the Participant is still providing service to the Company and is a Participant in the Plan on the Vesting Date, the Participant shall immediately become one hundred percent (100%) vested in all Company contributions and any earnings attributable thereto credited to his Deferral Account. In the event the Participant dies prior to reaching the Vesting Date, the Participant shall became one hundred percent (100%) vested in any unvested amounts credited to his Deferral Account as of the day prior to his date of death.

4.4
Earnings (or Losses) on Deferral Accounts.  A Participant's Deferral Account shall be credited with all deemed earnings (or losses) generated by the Funds elected by the Participant from time to time. Participants may allocate their Deferral Account among the Funds available under the Plan only in whole percentages. The deemed rate of return, positive or negative, credited under each Fund is based upon the actual investment performance of the corresponding investment portfolios that the Deferred Compensation Committee may designate from time to time, and shall equal the total return of each such investment fund net of asset based charges, including, without limitation, money management fees and Fund expenses. The Deferred Compensation Committee may, on a prospective basis, add or delete any of the Funds.

4.5
Funds.  Notwithstanding that the rates of return credited to Participants' Deferral Accounts are based upon the actual performance of the corresponding Funds as the Deferred Compensation Committee may designate, the Company shall not be obligated to actually invest any Compensation deferrals made by Participants under this Plan in such Funds or in any other investment funds.

4.6
Changes in Funds.  A Participant may change the Funds to which his or her Deferral Account is deemed to be allocated with whatever frequency is determined by the Deferred Compensation Committee. Each such change may include a reallocation of the Participant's existing Deferral Account in whole percentages and/or a change in investment allocation of amounts to be credited to the Participant's Deferral Account in the future, as the Participant may elect.

4.7
Valuation of Deferral Accounts.  The value of a Participant's Deferral Account as of any Valuation Date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on each such Account in accordance with Section 4.4, through the day preceding such date, less the amounts theretofore deducted from such Account.

ARTICLE 5 — Company Contributions

5.1
The Company may from time to time, in its discretion, credit the Deferral Account of each Participant who is an Eligible Employee with a matching contribution. The amount and timing of the matching contribution, if any, shall be determined by the Deferred Compensation Committee, in its sole discretion.

5.2
Company contributions credited to a Participant's Deferral Account, if any, shall be distributed to a Participant only to the extent such amounts are vested. A Participant shall become vested in Company contributions made on his behalf, and all earnings attributable thereto, in accordance with the Vesting Date. The balance, if any, of such Company contributions shall be forfeited upon the Participant's Separation from Service to the extent not then vested.

ARTICLE 6 — Payment of Benefits

6.1
Payment with respect to Grandfathered Amounts.  Payment with respect to Grandfathered Amounts shall be made as follows:

(a)
Upon Separation from Service.    Upon a Participant's Separation from Service other than on account of the Participant's Retirement or Early Retirement, the Company shall pay to the Participant the Participant's vested Deferral Account balance in a lump sum payment. The Participant's Deferral Account balance shall be determined as of the Valuation Date following the Participant's Separation from Service and payment shall be made within ninety (90) days of the Valuation Date.

(b)
Upon Retirement or Early Retirement.    Upon a Participant's Separation from Service on account of Retirement or Early Retirement, the Company shall pay to the Participant the vested balance of the Participant's Deferral Account, in accordance with the Participant's direction as found on the Deferral Election Form submitted by the Participant at the time the Deferral Commitment was made. If no election was submitted, payment will be made in fifteen (15) installment payments. The Participant's Deferral Account balance shall be determined as of the Valuation Date following the Participant's Separation from Service and payment shall be made within ninety (90) days of the Valuation Date.

    A Participant may elect the following alternative forms of payment:

    (i)
    Lump Sum.    A lump sum payment equal to the balance of the applicable Deferral Account as of the Valuation Date following the Participant's Retirement or Early Retirement. Lump sum payment shall commence no earlier than the first day of the calendar year quarter following the Participant's Retirement or Early Retirement.

    (ii)
    Installment Payments.    Annual installment payments in substantially equal amounts over a period of five (5), ten (10), or fifteen (15) years. Installment payments shall be made by the thirtieth (30th) day of the calendar year quarter of each year following the Participant's Retirement or Early Retirement.

      A Participant may change his election with respect to Grandfathered Amounts to an allowable alternative form of payment by submitting a new Deferral Election Form to the Deferred Compensation Committee at least one (1) year prior to the Participant's Retirement or Early Retirement. Subject to the foregoing, the Deferral Election Form most recently accepted by the Deferred Compensation Committee shall govern the payout of the Participant's Deferral Account.

  (c)
  In-Service Distributions.    If a Participant elected an in-service distribution with respect to Grandfathered Amounts, payment will be made in a lump sum by January 31 of the calendar year elected by the Participant. A Participant may not change his in-service distribution election with respect to Grandfathered Amounts.

  (d)
  Accelerated Distribution Prior to Retirement Date.    A Participant may request a distribution of all of the Participant's Deferral Account with respect to Grandfathered Amounts only at any time in accordance with the following rules:

  (i)
  The balance distributed to the Participant will be reduced by a penalty amount equal to ten percent (10%) of the balance of the Participant's Deferral Account. The Participant's Deferral Account balance shall be determined as of the Valuation Date next following the Participant's distribution request. Payment shall be made within ninety (90) days following the Valuation Date.

  (ii)
  No Compensation Deferrals will be made on behalf of the Participant until the January following a twelve (12) month period from the date of the requested distribution.

  (e)
  Accelerated Distribution Following Retirement Date.    A Participant may request a distribution of the Participant's Deferral Account with respect to Grandfathered Amounts only at any time following Retirement. The balance distributed to the Participant will be reduced by a penalty amount equal to ten percent (10%) of the balance of the Participant's Deferral Account. The Participant's Deferral Account balance shall be determined as of the Valuation Date next following the Participant's distribution request. Payment shall be made within ninety (90) days following the Valuation Date.

6.2
Payment with respect to Non-Grandfathered Amounts.

(a)
Upon a Participant's Separation from Service, the Company shall pay to the Participant the vested balance of the Participant's Deferral Account, in accordance with the Participant's direction as found on the Deferral Election Form submitted by the Participant at the time the Deferral Commitment was made. If no election is submitted, payment will be made as a lump sum payment. A Participant may elect the following forms of payment:

(i)
Lump Sum.    A lump sum payment equal to the balance of the applicable Deferral Account as soon as practicable following the first day of the thirteenth (13th) month following the Participant's Separation from Service. The Participant's Deferral Account balance shall be determined as of the Valuation Date immediately preceding the date payment is to commence.

(ii)
Installment Payments.    Annual installment payments in substantially equal amounts over a period of five (5), ten (10), or fifteen (15) years. Installment payments shall commence as soon as practicable following the first day of the thirteenth (13th) month following the Participant's Separation from Service. The Participant's Deferral Account balance shall be determined as of the Valuation Date immediately preceding the date payment is to commence.

(b)
In-Service Distributions.    At the time a Participant makes a Deferral Commitment, a Participant can elect to receive an in-service distribution of all or a portion of the Compensation deferred for a Deferral Contribution Period. If a Participant elects an in-service distribution, payment will be made in a lump sum by January 31 of the calendar year elected by the Participant; provided that such calendar year is at least five (5) years after the end of the Deferral Contribution Period for which the Deferral Commitment was made.

(c)
Subsequent Elections with respect to Non-Grandfathered Amounts.    A Participant may change his election with respect to non-Grandfathered Amounts under Sections 6.2(a) and (b) to an allowable alternative form of payment or to postpone commencement of payment to a later Plan Year by submitting a new Deferral Election Form to the Deferred Compensation Committee; provided that any such election change shall be made in accordance with the requirements of Section 409A of the Code and that no subsequent election may result in an impermissible acceleration of payment as described in Section 409A of the Code. A Participant may make a subsequent election to postpone payment of the applicable Deferral Account to a later Plan Year or to change the form of payment; provided that:

(i)
the subsequent election must be made at least twelve (12) months prior to the date on which the first scheduled payment was to occur;

(ii)
the subsequent election may not take effect until at least twelve (12) months after the date on which the election is made; and

(iii)
the first payment with respect to which such election is made must be deferred for a period of not less than five (5)years from the date such payment would otherwise have been made.

  The Deferred Compensation Committee may prescribe limitations with respect to subsequent elections under this Section 6.2(c) as it deems necessary or appropriate, subject to the requirements of Section 409A of the Code.

6.3
Pre-Retirement Survivor Benefit.  If a Participant dies prior to Separation from Service, the Company shall pay to the Participant's Beneficiary the balance of the Participant's Deferral Account, determined as of the Valuation Date following the death of the Participant. Payment shall be made to the Participant's Beneficiary in a lump sum within ninety (90) days following the applicable Valuation Date.

  In addition, at the same time the Participant's Deferral Account is distributed following the Participant's death, as described above, the Company shall pay to the Pre-2008 Participant's (as defined below) Beneficiary an amount equal to one times the Pre-2008 Participant's salary at the rate in effect as of the beginning of the Plan Year in which the Pre-2008 Participant's death occurs. This benefit applies to all eligible Pre-2008 Participants, conditioned only upon the Pre-2008 Participant signing the "Consent to Insure" form made available to the Pre-2008 Participant upon enrollment. For purposes of this section a "Pre-2008 Participant" is a Participant other than a Participant hired or rehired by the Company on or after January 1, 2008.

6.4
Post-Retirement Survivor Benefit.  If a Participant dies after installment payments have commenced, but prior to distribution of the Participant's vested Deferral Account in full, the Company shall pay to the Participant's Beneficiary the remaining schedule of installment payments.

6.5
Small Benefit Exception.  Notwithstanding any provision of the Plan to the contrary, in the event the sum of all benefits payable to the Participant (or the Participant's Beneficiary) under the Plan is less than or equal to ten thousand dollars ($10,000), the Company shall pay such benefits in a single lump sum payment on the date such benefits first become payable pursuant to this Article 6.

ARTICLE 7 — Conditions Related to Benefits

7.1
Nonassignability.  The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors or other claimants of any Participant and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

7.2
Financial Hardship Distribution.  Upon finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Deferred Compensation Committee may, in its sole discretion and upon written petition by the Participant or Beneficiary, accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make subsequent Deferral Commitments under the Plan until the second Plan Year following the Plan Year in which a distribution based on Financial Hardship was made. Any Deferral Commitment in effect at the time such distribution is made under this Section 8.2 shall be canceled. The Deferred Compensation Committee shall administer financial hardship distribution requests consistently for non-Grandfathered Amounts with Section 409A of the Code.

7.3
No Right to Company Assets.  The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

7.4
Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Deferred Compensation Committee in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Deferred Compensation Committee may deem necessary, and taking such other actions as may be requested by the Deferred Compensation Committee. If the Participant refuses to cooperate or makes any material misstatement or nondisclosure of information, then no benefits will be payable hereunder to such Participant or his Beneficiary.

7.5
Withholding.  The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no such arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

7.6
Key Employees.  Notwithstanding any provision of the Plan to the contrary, any amount payable under the Plan attributable to non-Grandfathered Amounts to a Participant who is determined to be a "key employee," as defined below, shall be postponed to a date that is not less than six (6) months following the Participant's Separation from Service. For purposes of the Plan, "key employee" means (a) officers of the Company having annual compensation greater than one hundred fifty thousand dollars ($150,000) (adjusted for inflation pursuant to section 416(i) of the Code and limited to fifty (50) employees), (b) five percent owners, and (c) one percent owners having annual compensation from the Company greater than one hundred fifty thousand dollars ($150,000), all as determined by the Committee in a manner consistent with Section 409A of the Code.

7.7
Permissible Distribution Event.  Notwithstanding any provision of the Plan to the contrary, distributions from the Plan shall only be made upon an event and in a manner permitted by Section 409A of the Code. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted under Section 409A of the Code.

ARTICLE 8 — Administration of the Plan

            The Deferred Compensation Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Deferred Compensation Committee shall determine in its sole discretion those who are eligible to participate in the Plan and shall have the right to set guidelines for participation under the Plan including, but not limited to, the type, manner and level of Deferral Commitments. The Deferred Compensation Committee shall further establish, adopt or revise such other rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Deferred Compensation Committee shall be final and binding. The individuals serving on the Deferred Compensation Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken by any member of the Deferred Compensation Committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.

ARTICLE 9 — Beneficiary Designation

9.1
Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as a Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing and delivered to the Deferred Compensation Committee during the Participant's lifetime on a form prescribed by the Deferred Compensation Committee. If, however, the Participant is married, his spouse shall be required to join any such designation, or change or revocation thereof, to name a Beneficiary other than the spouse.

9.2
New Beneficiary Designation.  The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation. If, however, the Participant is married, his spouse shall be required to join in any such designation, or change or revocation thereof, to name a Beneficiary other than the spouse.

9.3
Failure to Designate Beneficiary.  If a Participant fails to designate a Beneficiary before his death, or if no designated Beneficiary survives the Participant, the Deferred Compensation Committee shall direct the Company to pay the balance of the Participant's Deferral Account in a lump sum to the executor or administrator for his estate within ninety (90) days of the date of death; provided, however, if no executor or administrator shall have been appointed, and actual notice of the death was given to the Deferred Compensation Committee within sixty (60) days after the Participant's death, and if his Deferral Account balance does not exceed ten thousand dollars ($10,000), the Deferred Compensation Committee may direct the Company to pay the Deferral Account balance to such person or persons as the Deferred Compensation Committee determines may be entitled to it, and the Deferred Compensation Committee may require such proof of right and identity of such person or persons as the Deferred Compensation Committee may deem appropriate and necessary.

ARTICLE 10 — Amendment and Termination of the Plan

10.1
Amendment of the Plan.  The Plan may be amended at any time, in whole or in part, by the Board or the Deferred Compensation Committee; provided, however, that such amendment shall not decrease the vested balance of the Participant's Deferral Account at the time of such amendment.

10.2
Termination of the Plan.  The Board or the Deferred Compensation Committee may at any time terminate the Plan as to all or any group of Participants. In the event the Plan is terminated, distributions will be made in accordance with Article 6.

10.3
Constructive Receipt Termination.  In the event the Deferred Compensation Committee determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, distributions shall be made to Participants as necessary to cover the income tax liability. The determination of the Deferred Compensation Committee under this Section 11.3 shall be binding and conclusive.

ARTICLE 11 — Miscellaneous

11.1
Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

11.2
ERISA Plan.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA.

11.3
Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

11.4
Gender, Singular and Plural.  All pronouns and variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.5
Captions.  The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.6
Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.7
Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

11.8
Applicable Law.  The Plan shall be governed and construed in accordance with the laws of the State of New Jersey except where the laws of the State of New Jersey are preempted by ERISA.

11.9
Notice.  Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Deferred Compensation Committee. Such notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.10
Section 409A.  The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and shall be administered in accordance with Section 409A of the Code to the extent Section 409A of the Code apply to the Plan. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

ARTICLE 12 — Claims Procedure

12.1
Claim.  A Participant or, following the Participant's death, a Beneficiary (collectively referred to in this Section as "Claimant") may submit a claim for benefits under the Plan. Any claim for benefits under this Plan shall be made in writing to the Committee.

12.2
Claim Decision.  If such claim for benefits is wholly or partially denied, the Committee shall, within ninety (90) days after receipt of the claim, notify the Claimant of the denial of the claim unless special circumstances require an extension of time for processing the claim, which extension shall not exceed one hundred eighty (180) days from receipt of the claim. If such extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. A notice of denial shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and shall contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of the additional material or information (if any) necessary to perfect the claim, together with an explanation of why such material or information is necessary, and an explanation of the claims review procedure set forth below, including a statement of the Claimant's right to bring a civil action under Section 502(a) ERISA following an adverse benefit determination on review.

12.3
Request for Review.  Within sixty (60) days after the receipt by a Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim for benefits. The Claimant, or duly authorized representative, shall receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits. The Claimant, or duly authorized representative may also submit written comments, documents, records and other information relating to the claim for benefits, and the review will take into account such items whether or not they were considered in the initial benefit determination. If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred and stopped from challenging the determination.

12.4
Review of Decision.  After considering all of the materials presented by the Claimant, the Committee shall deliver to the Claimant, or authorized representative, a written decision on the claim within sixty (60) days after the receipt of the request for review, except that if there are special circumstances that require an extension of time, the sixty (60)-day period may be extended to one hundred twenty (120) days. If such extension is required, written notice shall be furnished to the Claimant, or authorized representative, prior to the termination of the initial sixty (60)-day period and shall indicate the special circumstances requiring an extension of time and the date by which the final decision will be rendered. The decision shall be written in a manner calculated to be understood by the Claimant, include the specific reason or reasons for the decision, include a statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents and other information relevant to the claim, contain a specific reference to the pertinent Plan provisions upon which the decision is based, and include a statement describing the Claimant's right to bring an action under Section 502(a) of ERISA.

ARTICLE 13 — The Trust

13.1
Establishment of Trust.  The Employer shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee or the Employer shall cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which subaccount or subaccounts represent Participants' interests in the Plan. Any such Trust shall be intended to be treated as a "grantor trust" under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed and effective as of the 18th day of December, 2008.

BIOVAIL AMERICAS CORP.
By:	/s/ MARK DURHAM
Title: Senior Vice President of Human Resources and Shared Services

QuickLinks

  Exhibit 10.60
Plan Document BIOVAIL AMERICAS CORP. Executive Deferred Compensation Plan As Amended and Restated Effective January 1, 2009